Exhibit 16.1

                                INFANTE & COMPANY
                        I&C CERTIFIED PUBLIC ACCOUNTANTS

                      Harrison Executive Centre - Suite 308
                              1930 Harrison Street
                            Hollywood, Florida 33020
                            Telephone (954) 922-8866

February 12, 2008

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

We have read the amended Item 4.01 to Form 8-K dated February 12, 2008 of Cavit Sciences, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm. We cannot confirm or deny that the appointment of Berkovits &Company, LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,


/s/ Infante & Company
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Infante & Company
Hollywood, FL